UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

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DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53680	20-8380461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, Florida 33064

 (Address of principal executive offices) (Zip Code)

(888) 404-7770

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 29, 2015 Matthew Pfeffer resigned as director of DS Healthcare Group, Inc. (the “Company”). Mr. Pfeffer has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Pope, a current director of the Company, has been appointed to serve as the Company’s Audit Committee chairman following Mr. Pfeffer’s resignation.  Mr. Pope satisfies SEC's requirement of an audit committee “financial expert” and Nasdaq’s “financial sophistication” requirement.

Effective April 29, 2015, the board of directors of DS Healthcare Group, Inc. (the “Company”) appointed Michael Pope to fill the recently created vacancy on the Company’s board of directors.  Mr. Pope shall also serve on the Company’s audit, compensation and nominating committees.  Mr. Pope, age 34, has served as managing director of Vert Capital Corp., a merchant bank located in California, since October 2011.  From August 2009 through December 2012, he served as managing partner of Pope Taylor PLLC, a public accounting and consulting firm.  From May 2008 through December 2011, he served as chief financial officer and chief operating officer of Fringe Media, LLC, a skincare and beauty care retailer.  Mr. Pope is a graduate of Brigham Young University with a bachelor and master’s degree in accounting.  Mr. Pope is also a certified public accountant.

The Company has agreed to issue Mr. Pope up to 5,000 shares of restricted common stock for serving on the board of directors.  Such shares shall vest in four (4) equal tranches over a period of twelve (12) months from his date of appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: April 30, 2015	By:	/s/ Daniel Khesin
	Name:	Daniel Khesin
	Title:	Chief Executive Officer